AGREEMENT FOR THE PURCHASE OF SHARES


         This AGREEMENT FOR THE PURCHASE OF SHARES, (the "Agreement"), is entered into this 22 day of June, 2001, by and between the Shareholders (the "Shareholders") of Monsterfit.com, Inc., a Texas corporation, ("Monster"), Mentor Promotions, Inc., a Nevada corporation (the "Purchaser" or the "Company" or "Mentor"),

                                   WITNESSETH:

                                    RECITALS

         The Shareholders own free and clear of all liens and encumbrances one hundred percent of the outstanding capital stock of Monster , $0.001 par value per share (the Monster Capital Stock") as follows:
                    Jeff Thaxton              25,000 shares
                    Alan Dulworth             25,000 shares
                    Frank Mossman             25,000 shares

for a total outstanding of 75,000 shares.

NOW THEREFORE, KNOW ALL MEN BY THESE PRESENTS that in consideration of the mutual promises, covenants, and representations herein contained the Parties hereto agree as follows, to-wit:

                            ARTICLE I: SALE OF SHARES

1.01 Subject to the terms, conditions and provisions of this Agreement, Shareholders agree to sell and Purchaser agrees to purchase the Monster Capital Stock herein above described, owned and/or held and/or controlled by the Shareholders for $6,000 cash and 120,000 newly issued restricted common stock of Mentor.


                   ARTICLE II: REPRESENTATIONS AND WARRANTIES

         The Shareholders and/or the Purchaser represent and warrant as of the date of this Agreement and as of the Closing Date the following, to-wit:

                  SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

(a) Finders and Advisors. There are no investment bankers, brokers, finders or other intermediaries, which have been retained by or are authorized to act on behalf of the Shareholders who might be entitled to any fee or commission in connection with the transaction contemplated by this Agreement.
(b) Vote Required. There are no restrictions, which would require the Shareholders to seek the affirmative vote of any other party with respect to the sale of the Monster Capital Stock under this Agreement.
(c) Stock Certificates. The Monster Capital Stock is not subject to any restrictive agreements, liens, or encumbrances that would inhibit or delay the transfer of such stock. The Shareholders acquired the Monster Capital Stock in lawful transactions and in accordance with Texas corporate law.
(d) Ability To Carry Out Obligations. The Shareholders have the right, power and authority to enter into and perform their obligations under this Agreement. As far as is known to the Shareholders, the execution and delivery of this Agreement by the Shareholders and the performance by the Shareholders of their obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of any law or regulation or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw or other agreement or instrument to, which the Shareholders are parties or by which they may be bound nor will any consents or authorizations of any third (3rd) party be required;
(b) and event that would cause the Purchaser to be liable to any third (3rd) party; (c) an event that would result in the creation or imposition of any lien, charge or encumbrance upon the Monster Capital Stock; or (d) violation of the requirements under the Securities Act of 1933, as amended.
(e) Title. Shareholders have good and marketable title in and to the Monster Capital Stock. The Monster Capital Stock will be as of the Closing Date free and clear of any and all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind and/or nature. None of the Monster Capital Stock is or will be subject to any voting trust or agreement. Shareholders are not parties to any agreement, which offers or grants to any third (3rd) party, the right to purchase or acquire any of said Monster Capital Stock.
(f) Full Disclosure. None of the representations and warranties made by the Shareholders contain or will contain any untrue statement of a material fact or omit any material fact, the omission of which would be misleading.

                 THE PURCHASER'S REPRESENTATIONS AND WARRANTIES

(a) Organization. The Purchaser represents and warrants that Mentor is a Corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, has all necessary corporate powers to own properties and carry on a business and is duly qualified to do business and is in good standing in Nevada.
(b) Capitalization of the Company. The Purchaser represents and warrants that Mentor was duly and lawfully authorized by its articles of incorporation to issue 25,000,000 shares of the Mentor Common Stock, there being as of the date hereof and continuing until the Closing Date, 4,200,000 shares of the common stock of Mentor issued and outstanding. All the outstanding shares of the common stock of Mentor have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Mentor is not authorized by its articles of incorporation to issue preferred stock. Mentor is not obligated to issue any additional capital stock or voting securities as a result of any options, warrants, rights, conversion rights, obligations upon default, subscription agreement or other obligations of any kind. Mentor is not presently liable on account of any indebtedness for borrowed moneys except as otherwise disclosed.
(c) Mentor Financial Statements. The Purchaser represents and warrants that Mentor financial statements (including the related notes) present fairly, in all material respects, the financial position of Mentor as of the respective dates or for the respective periods, all in accordance with GAAP consistently applied during the periods involved except as otherwise noted therein.
(d) Present Status. Mentor, from the date of its financial statements to the date of this Agreement, has not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Mentor or the notes thereto prepared in accordance with GAAP other than liabilities incurred in the ordinary course of business of Mentor and which do not have a material adverse effect on Mentor.
(e) Litigation. The Purchaser represents and warrants that there are no legal actions, suits, arbitrations or other legal or administrative proceedings pending or to the knowledge of Mentor threatened against Mentor. Mentor is not in default of any judgment, order or decree of any court or in any material respect of any requirements of a government agency or instrumentality.
(f) Compliance with the Law and Other Instruments. As far as is known to the Purchaser, the business operations of Mentor have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations of all authorities. Mentor is not in violation of or in default under any term or provision of its articles of incorporation or its bylaws or in any material respect of any lien, mortgage, lease, agreement, instrument, order, judgment or decree.
(g) Records. To the best of the Purchaser's knowledge, the books and other records of Mentor are complete and correct in all material respects and there have been no material transactions involving the business of Mentor which properly should have been set forth in such records other than those set forth therein.
(h) Absence of Certain Changes or Events. To the best of the Purchaser's knowledge since December 31, 2001, (i) there has not been any material adverse change in the condition, financial or otherwise, properties, assets, liabilities or to the best of Mentor's knowledge the present or prospective status of the business of Mentor and (ii) Mentor has not declared or paid any dividend or made any other distribution in respect of any of its capital stock.
(i) Taxes. As far as is known to the Purchaser, Mentor has duly filed all federal, state, county, local and foreign income, franchise, excise, real and personal property and other tax returns and reports, including, but not limited to, those relating to social security, withholding, unemployment insurance, occupation, sales and use taxes required to have been filed by Mentor up to the date hereof.
(j) Finders and Advisors. There are no investment bankers, brokers, finders or other intermediaries which have been retained by or are authorized to act on behalf of Mentor who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
(k) Vote Required. To the extent required the Purchaser shall take whatever action, which may be necessary, in order to gain approval of and to consummate this Agreement, including, but not limited to, seeking the affirmative vote of the holders of the majority of the outstanding shares of the Mentor common stock to approve this Agreement, if in the opinion purchasers counsel such an affirmative vote is required.
(l) Full Disclosure. To the best of the Purchaser's knowledge this Agreement and any Schedules and certificates delivered by Mentor in connection herewith or with the transactions contemplated hereby taken as a whole neither contains any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the best of the Purchaser's knowledge there are no facts which individually or in the aggregate materially adversely affect the business, prospects, assets, liabilities, financial condition or operations of Mentor that have not been set forth in this Agreement, or in other documents delivered by Mentor in connection herewith which Mentor or the Purchaser should reasonably recognize (i) are not known to Mentor and (ii) would if known be material to Mentor with respect to this Agreement and the transactions provided for herein. None of the representations and warranties made by the Purchaser herein contains or will contain any untrue statement of a material fact or omit any material fact the omission of which would be misleading.
(m) Ability To Carry Out Obligations. Monster has the right, power and authority to enter into and perform its obligations under this Agreement. As far as is known to Mentor, the execution and delivery of this Agreement by Mentor and the performance by Mentor of its obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of any law or regulation or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw or other agreement or instrument to, which Mentor is party or by which it may be bound nor will any consents or authorizations of any third (3rd) party be required; (b) an event that would cause the Shareholders to be liable to any third (3rd) party; (c) an event that would result in the creation or imposition of any lien, charge or encumbrance upon the Mentor Capital Stock; or (d) violation of the requirements under the Securities Act of 1933, as amended.
(n) Full Disclosure. None of representations and warranties made by Mentor contain or will contain any untrue statement of a material fact or omit any material fact, the omission of which would be misleading.

                              ARTICLE III: CLOSING

3.01. The closing, (the "Closing"), will take place at 10:00 O'Clock A. M., Central Time on June 22, 2001, at the offices of Mentor Promotions, Inc., at 450 East Highway 67, Duncanville, Texas, unless another date or place is agreed to in writing by the parties. The parties agree to use all reasonable efforts to close the transaction as soon as practicable.


                           ARTICLE IV: INDEMNIFICATION

4.01. Each party agrees to indemnify the other party against any and all actual losses, damages and expenses caused by (i) any material breach of this Agreement or any material misrepresentation herein contained or (ii) any misstatement of a material fact or omission to state a material fact required to be herein stated or necessary to make the statements herein contained not misleading.


                            ARTICLE V: MISCELLANEOUS

5.01 No Oral Modification. This Agreement and any provision hereof may be waived. changed. modified or discharged. only by an agreement in writing signed by the party against whom enforcement of any such waiver. change. modification or discharge is sought.
5.02 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties and supercedes all prior agreements and understandings.
5.03 Counterparts. This Agreement may be executed simultaneously in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Facsimile signatures will be acceptable to the parties.
5.04 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.
5.05 Effect of Closing. All representations, warranties, covenants, and agreements of the parties contained in this Agreement or in any instrument, certificate, opinion or other writing provided for in it shall be true and correct as of the Closing and shall survive the Closing of this Agreement.
5.06 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction herein described. 5.07 Governing Law. This Agreement shall be construed and governed by the laws of the State of Texas.
5.08 Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed duly given five (5) business days after it is sent by Registered or Certified Mail, Return Receipt Requested, Postage Prepaid, and addressed to the intended recipient as set forth as follows, to-wit:

If to the Shareholders:             Jeff Thaxton
                                    Alan Dulworth
                                    Frank Mossman
                                    130 W. Beltline, Suite 3
                                    Cedar Hill, Texas 75104

If to the Purchaser:                Mentor Promotions, Inc.
                                    Mark Wells, President
                                    5114 Dowell Circle
                                    Rockwall, Texas 75087

         Any party may send any notice required or permitted hereunder to the intended recipient at the address set forth above using registered or certified mail, return receipt requested, but no such notice shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices required or permitted hereunder are to be delivered by giving the other parties written notice in the manner set forth herein.


         AGREED AND ACCEPTED as of the day first above written.


--------------------------------
Jeff Thaxton
Monsterfit.com, Inc. shareholder
25,000 shares


--------------------------------
Alan Dulworth
Monsterfit.com, Inc. shareholder
25,000 shares


--------------------------------
Frank Mossman
Monsterfit.com, Inc. shareholder
25,000 shares


MENTOR PROMOTIONS, INC.



--------------------------------
By: Mark Wells, President